Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST

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February 28, 2022	PARIS
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Crane Co.

100 First Stamford Place

Stamford, CT 06902

Crane Holdings, Co.

100 First Stamford Place

Stamford, CT 06902

RE: U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States tax counsel to Crane Co., a Delaware corporation (“Old Crane”), and Crane Holdings, Co., a Delaware corporation (“New Crane”), in connection with the Agreement and Plan of Merger, dated as of February 28, 2022 (as may be amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), by and among Old Crane, New Crane, and Crane Transaction Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of New Crane (“Merger Sub”). The Merger Agreement, among other things, provides for Merger Sub to be merged with and into Old Crane, with Old Crane being the surviving company (the “Merger”). Immediately following the Merger, Old Crane will be converted to a Delaware limited liability company (the “Conversion,” and, the Conversion together with the Merger, the “Reorganization”). This opinion is being delivered in connection with the Registration Statement (CIK No. 0001912291) of New Crane on Form S-4 filed on February 28, 2022 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

Crane Co.

Crane Holdings, Co.

February 28, 2022

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, factual representations, covenants, and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents in the form reviewed by us and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by Old Crane and New Crane, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of Old Crane and New Crane (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants and agreements are, and will continue to be, including through the completion of the Reorganization, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual representations, covenants, and agreements set forth in the documents referred to above and the statements, factual representations, covenants, and agreements made by Old Crane and New Crane, including those set forth in the Officer’s Certificate.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Crane Co.

Crane Holdings, Co.

February 28, 2022

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, the Reorganization will qualify as a “reorganization” within the meaning of section 368(a)(1) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the Reorganization and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP